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                                                                    EXHIBIT 99.1

October 8, 2001
For Immediate Release

Tower Records Inks New Bank Deal
Retailer Successfully Renegotiates Loan Agreement

Sacramento, CA -- MTS, Incorporated, dba Tower Records, the world's largest independent entertainment software retailer, today announced the completion of an amendment to its bank loan agreement with its consortium of 11 banks led by JP Morgan Chase.

The original loan agreement with its accelerated pay down schedule has been significantly amended to provide Tower Records greater credit availability. Prior to the amendment, credit available under the facility was $195 million from October 1 through December 31, and $100 million thereafter. Following the amendment, Tower's credit facility will be $205 million through December 31 and $195 million through April 2002.

Michael Solomon, President and CEO for Tower Records said, "We are delighted with our new bank deal, which provides our company with good financial flexibility to maintain operations. We will continue to implement the solid business plan we put into effect, in order to meet industry and economic challenges. As a music retailer with 40 years in the business, we are committed to our business partners, our customers, and to ensuring that Tower Records thrives."

About Tower Records
Since 1960 Tower Records has been recognized and respected throughout the world for its unique brand of retailing. Founded in Sacramento CA, by current Chairman Russ Solomon, the company's growth over 4 decades has made Tower Records a household name.

Tower Records owns and operates 173 stores worldwide with 57 franchise operations in 5 countries. The company opened one of the first Internet music stores on America Online in June 1995 and followed a year later with the launch of TowerRecords.com. The site was named "Best Music Commerce site" by Forrester Research in Fall 2000.

The recent founding of Tower Records own exclusive and independent record label 33rd Street has enabled the retailer to release popular and niche hit driven music, while placing great emphasis on both marketing and artist development.

Tower Records' commitment to introducing its customers to the latest trends in new product lines is paramount to the organization's retail philosophy. Tower forges ahead with the development of exciting shopping environments, espousing diverse product ranges, artist performance stages, personal electronics departments, and digital centers. Tower Records maintains its commitment to providing the deepest selection of packaged entertainment in the world merchandised in stores that celebrate the unique interests and needs of the local community.

This press release contains certain forward-looking statements. These forward-looking statements generally can be identified by the context of the statement or the use of words such as the Company or its management "believes," "anticipates," "intends," "expects," "plans," or words of similar meaning. Similarly, statements that describe the Company's future plans, objectives, strategies or goals are forward-looking statements. Although the management of the Company believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond the control of the Company, including, but not limited to, uncertainties concerning the completion of the amendment to the Company's credit facility contemplated above, performance of the Company's obligations there under, the availability of financing therefore and the other risk factors disclosed in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K . Accordingly, actual results could differ from those contemplated by the forward-looking statements contained in this press release.